Exhibit 99.1

Immediate Release	CONTACT: Frederick N. Cooper (215) 938-8312
December 2, 2010	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS 4th QTR AND FYE 2010 RESULTS
Horsham, PA, December 2, 2010 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts and backlog for its fourth quarter and fiscal year ended October 31, 2010.
The Company reported FY 2010 fourth quarter net income of $50.5 million, or $0.30 per share diluted, compared to a FY 2009 fourth quarter net loss of $111.4 million, or $0.68 per share diluted. FY 2010’s fourth quarter included a net tax benefit of $59.9 million, compared to a $4.7 million net tax expense in FY 2009’s fourth quarter. On a pre-tax basis, the Company reported a FY 2010 fourth quarter loss of $9.5 million, compared to a FY 2009 fourth quarter loss of $106.7 million. FY 2010’s fourth quarter included inventory write-downs totaling $27.0 million compared to $85.5 million in FY 2009, and charges related to early retirement of debt totaling $0.5 million in FY 2010 compared to $11.6 million in FY 2009. Excluding inventory write-downs and charges on early debt retirement, FY 2010’s fourth quarter pre-tax income was $18.1 million compared to a pre-tax loss of $9.6 million in FY 2009’s fourth quarter. On a pre-tax basis, FY 2010’s fourth quarter income benefited from an $11 million reversal of accruals no longer needed related to joint ventures.
FY 2010’s fourth quarter revenues and home building deliveries of $402.6 million and 700 units declined 17% in dollars and 19% in units compared to FY 2009’s fourth quarter results.
During FY 2010’s fourth quarter, the Company signed net contracts of $315.3 million and 558 units, a decline of 27% in both dollars and units, compared to FY 2009’s fourth quarter net signed contracts. On a per-community basis, FY 2010’s fourth-quarter net signed contracts of 2.94 units declined 17% from FY 2009’s fourth quarter average of 3.56 units, but increased by 58% and 41% respectively, compared to FY 2008’s average of 1.86 units and FY 2007’s average of 2.08 units. These results were significantly below the Company’s historical fourth quarter per-community average, dating back to 1990, of 6.00 units per community.
The Company ended FY 2010 with a backlog of $852.1 million and 1,494 units, which declined 3% in dollars and 2% in units compared to FY 2009’s year-end backlog.
*more*

For its fiscal year ended October 31, 2010, the Company reported a net loss of $3.4 million, or $0.02 per share diluted, compared to a net loss of $755.8 million, or $4.68 per share diluted for FY 2009. For FY 2010, the Company reported a pre-tax loss of $117.2 million, compared to a pre-tax loss of $496.5 million for FY 2009. FY 2010’s inventory write-downs totaled $115.3 million compared to $476.7 million of inventory and joint venture write-downs in FY 2009, and charges related to early retirement of debt totaled $1.2 million in FY 2010 compared to $13.7 million in FY 2009. Excluding inventory write-downs and early debt retirement charges, FY 2010’s pre-tax loss was $0.7 million, compared to a pre-tax loss of $6.1 million in FY 2009.
FY 2010 included a net tax benefit of $113.8 million compared to a net tax expense of $259.4 million in FY 2009. In FY 2010, the Company recognized tax benefits associated with the carry back of tax losses under the one-time five-year carry back legislation and a corresponding reversal of valuation allowances on deferred tax assets. In FY 2009, the Company had recorded a significant tax expense resulting from providing a full valuation allowance against its deferred tax assets.
For FY 2010, home building revenues of $1.49 billion and 2,642 units declined 15% in dollars and 11% in units, compared to FY 2009. FY 2010 net signed contracts of $1.47 billion and 2,605 units increased 13% in dollars and 6% in units compared to FY 2009.
As previously announced, on October 22, 2010 the Company completed a new four-year unsecured $885 million bank credit facility: At FYE 2010, $799 million was available for use and $86 million was outstanding as letters of credit. The Company’s previous facility was due to mature in March 2011.
The Company ended FY 2010 with $1.24 billion of unrestricted cash and marketable U.S. Treasury and Agency securities compared to $1.64 billion the previous quarter. The decrease in cash between FY 2010’s third and fourth quarters was due primarily to the repayment of $341.8 million of debt, the restriction of $60.9 million to collateralize letters of credit remaining from the previous credit facility and other obligations, and the payment of $66.1 million for land purchases. This was offset, in part, by cash generated from operations.
Toll Brothers ended FY 2010 with a net-debt-to-capital ratio(1) of 13.6%, compared to 11.5% at FY 2010’s third-quarter end and 7.4% at FYE 2009.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Despite home deliveries down 76% from our fourth quarter peak in 2005, we achieved modest pre-tax profitability on a pre-write-down basis for the second consecutive quarter.
“The key to sustained and substantial profitability is the return of normalized demand. FY 2010 was another challenging year for our Company and our industry as the persistent drag of high unemployment, reduced home equity, weak consumer confidence and frustration with the nation’s economic and political climate outweighed the appeal of historic low interest rates and tremendous home affordability. Even though the unemployment rate among our buyers is about half that of the national average, many of our clients remain on the sidelines waiting for clearer signs that the economy is on the road to recovery.
*more*

“We continue to position ourselves for this recovery through the opportunistic and prudent purchase of land and the growth of our community count. For the first time since FY 2005, our land position grew from the beginning to the end of our fiscal year. We ended FY 2010 with approximately 34,900 lots owned and optioned, compared to approximately 31,900 one year ago. And, for the first time in four years, we expect our community count will grow. While we ended FY 2010 with 195 selling communities compared to 200 at FYE 2009, we expect to finish FY 2011 with between 215 and 225 selling communities.
“In addition to stepping up our land purchases, we continue to enhance our brand by providing quality, value and service to our customers. We believe that, especially in these difficult times, buyers will migrate to the quality and security the Toll Brothers brand represents. We have also reduced costs by centralizing more of our purchasing. And, as previously announced, we put in place Gibraltar Capital and Asset Management, a new investment and management vehicle to take advantage of the dislocation in the real estate market.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “In addition to our modest second-half pre-tax pre-write-down profitability, there were other positives in FY 2010’s challenging environment. Our contract cancellation rate has returned to relative normalcy: FY 2010’s cancellation rate (current-year cancellations divided by current-year gross signed contracts) was 6.6% as a percentage of gross signed contracts compared to 15.6% for FY 2009. Also, year-over-year, we reduced our SG&A by approximately $50 million or 16% and showed a slight improvement in gross margins before write-offs and interest.”
“During FY 2010’s fourth quarter, we sold 13 communities consisting of 787 lots for $18.3 million in proceeds at a nominal book loss. More significantly, these sales triggered a tax loss of $89.4 million resulting in a tax benefit of $31.3 million. As a result of these land sales, taxable losses from operations, abandonment of options and other taxable loss transactions, we currently estimate we will file for approximately $140 million in tax refunds relating to FY 2010 in FY 2011.
“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance:
“We ended FY 2010 with a relatively flat backlog compared to FYE 2009. As such, we currently estimate that we will deliver between 2,100 and 2,900 homes in FY 2011 at an average price of between $540,000 and $565,000 per home. Due to geographic mix, we expect a higher average price for delivered homes in the first quarter than in the final three quarters of FY 2011.”
*more*

Robert I. Toll, executive chairman, stated: “This housing downturn is the longest and most severe since the Great Depression. However, we believe that the future for our firm and industry are bright. Over the past thirty years, single-family, multi-family and manufactured housing completions have averaged 1.683 million units per year. A recent Harvard University study projects similar demand in this new decade. Based on the very low housing production over the past few years, we believe that pent-up demand is building and will be released once the employment and economic picture improves and people regain confidence.
“In many markets, the pipeline of approved lots has dwindled as builders and developers have lacked both the capital and the rationale for bringing sites through approvals. Therefore, when demand picks up, builders and developers with approved land in well-located markets should benefit. We believe that this will be particularly true for Toll Brothers.
“The other major public builders are primarily focused on the lower-priced segment of the market. Our main competitors are small and mid-sized local and regional private builders. We believe we have competitive advantages over them in our brand, quality, access to capital and purchasing power. We, therefore, see opportunity for market share gains for Toll Brothers when the market recovers. The key word is “when”.
“The broader economy has shown some positive signs recently: Third quarter GDP estimates were revised higher last week, weekly jobless claims dropped to their lowest level in two years and personal incomes improved solidly in October. On Tuesday, the Conference Board’s Consumer Confidence Index reached its highest level in five months. And on Wednesday, the ADP employment report for November showed a net increase of 93,000 jobs, the biggest jump in three years. In addition, job numbers for October were revised up from an increase of 43,000 to an increase of 82,000. These numbers are encouraging and, hopefully, signal better times.”
Toll Brothers’ financial highlights for the fourth quarter and fiscal year ended October 31, 2010 (unaudited):
•	FY 2010’s fourth-quarter net income was $50.5 million, or $0.30 per share diluted, compared to FY 2009’s fourth-quarter net loss of $111.4 million, or $0.68 per share diluted.
•
FY 2010’s fourth quarter included a tax benefit of $59.9 million, primarily due to the reversal of valuation allowances on taxable losses incurred, compared to a $4.7 million tax expense in FY 2009’s fourth quarter.

*more*

•
FY 2010 fourth-quarter pre-tax loss was $9.5 million, compared to a FY 2009 fourth-quarter pre-tax loss of $106.7 million. FY 2010’s fourth-quarter results included a pre-tax charge of $0.5 million associated with the early retirement of debt and pre-tax write-downs of $27.0 million: $9.1 million of the write-downs was attributable to operating communities, $14.1 million to owned land for future communities and $3.8 million to land controlled for future communities. These were offset, in part, by an $11 million reversal of accruals no longer needed related to joint ventures. FY 2009 fourth-quarter’s results included pre-tax write-downs totaling $85.5 million and a pre-tax charge of $11.6 million due to the early retirement of debt.

•	Excluding write-downs and charges related to the early retirement of debt, FY 2010’s fourth-quarter pre-tax income was $18.1 million, compared to FY 2009’s third-quarter pre-tax loss of $9.6 million.
•
FY 2010’s fourth quarter gross margin improved to 13.9% from a margin of 0.8% in FY 2009’s fourth quarter. Excluding write-downs, FY 2010’s fourth quarter gross margin improved to 20.6% from 18.4% in FY 2009’s fourth quarter.

•	FY 2010’s net loss was $3.4 million, or $0.02 per share diluted, compared to FY 2009’s net loss of $755.8 million, or $4.68 per share diluted.
•
FY 2010’s pre-tax loss was $117.2 million, compared to a FY 2009’s pre-tax loss of $496.5 million. FY 2010’s results included a pre-tax charge of $1.2 million associated with the early retirement of debt and pre-tax write-downs of $115.3 million: $53.5 million of the write-downs was attributable to operating communities, $55.7 million to owned land for future communities and $6.1 million to land controlled for future communities. FY 2009’s results included pre-tax write-downs totaling $476.7 million and pre-tax charges of $13.7 million due to the early retirement of debt.

•	Excluding write-downs and charges related to the early retirement of debt, FY 2010’s pre-tax loss was $0.7 million, compared to a pre-tax loss of $6.1 million for FY 2009.
•	FY 2010’s fourth-quarter total revenues of $402.6 million and 700 units decreased 17% in dollars and 19% in units from FY 2009’s fourth-quarter total revenues of $486.6 million and 860 units.
•	FY 2010’s total revenues of $1.49 billion and 2,642 units declined 15% in dollars and 11% in units compared to FY 2009’s totals of $1.76 billion and 2,965 units.
•
In FY 2010’s fourth quarter, unconsolidated entities in which the Company had an interest delivered $67.9 million of homes, compared to $11.8 million in the fourth quarter of FY 2009. In FY 2010, unconsolidated entities in which the Company had an interest delivered $131.2 million of homes, compared to $47.2 million in FY 2009. The Company recorded its share of the results from these entities’ operations in “Income (Loss) from Unconsolidated Entities” on the Company’s Statement of Operations.

*more*

•
The Company signed gross contracts of $345.3 million and 612 units in FY 2010’s fourth quarter, a decrease of 25% and 26%, respectively, compared to $461.9 million and 822 gross contracts signed in FY 2009’s fourth quarter. The Company signed 2,789 gross contracts totaling $1.57 billion in FY 2010, a decrease of 4% in units and 3% in dollars, compared to the 2,903 gross contracts totaling $1.63 billion signed in FY 2009.

•
The average price per unit of gross contracts signed in FY 2010’s fourth quarter was approximately $564,000, compared to approximately $566,000 in FY 2010’s third quarter and $562,000 in FY 2009’s fourth quarter.

•
The Company’s FY 2010 fourth-quarter net contracts of $315.3 million and 558 units, decreased by 27% in both dollars and units, compared to FY 2009’s fourth-quarter net contracts of $430.8 million and 765 units. The Company’s FY 2010 net contracts of $1.47 billion and 2,605 units increased by 13% and 6%, respectively, compared to net contracts of $1.30 billion and 2,450 units in FY 2009.

•
The average price per unit of net contracts signed in FY 2010’s fourth quarter was approximately $565,000, compared to approximately $571,000 in FY 2010’s third quarter and $563,000 in FY 2009’s fourth quarter.

•
The average price per unit of cancellations in FY 2010’s fourth quarter was approximately $554,000, compared to approximately $488,000 in FY 2010’s third quarter and $546,000 in FY 2009’s fourth quarter.

•
In FY 2010, fourth-quarter cancellations totaled 54. This compared to 46, 46 and 38 in FY 2010’s third second and first quarters; 57, 78, 161, and 157, respectively, in FY 2009’s fourth, third, second and first quarters; 233, 195, 308, and 257, respectively, in FY 2008’s fourth, third, second and first quarters; 417, 347, 384, and 436, respectively, in FY 2007’s fourth, third, second and first quarters; and 585 and 317, respectively, in FY 2006’s fourth and third quarters. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

•
FY 2010’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 8.8%. This compared to 6.2% 5.3% and 6.7% in FY 2010’s third, second and first quarters; 6.9%, 8.5%, 21.7% and 37.1%, respectively in FY 2009’s fourth, third, second and first quarters; 30.2%, 19.4%, 24.9% and 28.4%, respectively, in FY 2008’s fourth, third, second and first quarters; 38.9%, 23.8%, 18.9% and 29.8%, respectively, in FY 2007’s fourth, third, second and first quarters; and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.

•
As a percentage of beginning-quarter backlog, FY 2010’s fourth-quarter cancellation rate was 3.3%. This compared to 2.6%, 3.1% and 2.5% in FY 2010’s third, second and first quarters; 3.5%, 4.9%, 9.8% and 7.7%, respectively, in FY 2009’s fourth third, second and first quarters; 9.0%, 6.4%, 9.2% and 6.5%, respectively, in FY 2008’s fourth, third, second and first quarters; 8.3%, 6.0%, 6.5% and 6.7%, respectively in FY 2007’s fourth, third, second and first quarters; and 7.3% and 3.6% respectively, in the fourth and third quarters of FY 2006.

*more*

•	In FY 2010, year-end backlog of $852.1 million and 1,494 units declined 3% in dollars and 2% in units, compared to FY 2009’s year-end backlog of $874.8 million and 1,531 units.
•
At October 31, 2010, unconsolidated entities in which the Company had an interest had a backlog of $91.2 million compared to $36.7 million at October 31, 2009. In FY 2010’s fourth quarter and twelve-month periods, such unconsolidated entities produced $49.7 million and $185.7 million of contracts, respectively, versus $28.1 million and $56.6 million, respectively, in the previous year.

•
The Company ended FY 2010 with $1.24 billion in cash and marketable U.S. Treasury and Agency securities compared to $1.64 billion at 2010’s third-quarter end and $1.91 billion at FYE 2009. The decrease in cash between FY 2010’s third and fourth quarters was due primarily to the repayment of the $331.7 million term loan, the restriction of $60.9 million to collateralize letters of credit remaining from its previous credit facility and other obligations, the use of $10.1 million to retire debt, and the payment of $66.1 million for land purchases. The decrease was offset in part by cash generated from operations and the receipt of $18.3 million from land sales. At FYE 2010, the Company had $799 million available under its 12-bank credit facility, which matures in October 2014.

•	The Company’s Equity at FYE 2010 was $2.56 billion, compared to $2.52 billion at FYE 2009.
•	The Company ended FY 2010 with a net-debt-to-capital ratio(1) of 13.6%, compared to 11.5% at FY 2010’s third-quarter end and 7.4% at FYE 2009.
•
The Company ended FY 2010 with approximately 34,900 lots owned and optioned, compared to 35,800 one quarter earlier, 31,900 one year earlier and 91,200 at its peak at FY 2006’s second-quarter end. At 2010’s fourth-quarter end, approximately 28,900 of these lots were owned, of which approximately 10,500 lots, including those in backlog, were substantially improved. The decline between the FY 2010’s fourth and third quarters was primarily due to the fourth quarter bulk sale of lots in 13 non-core communities.

•	In the fourth quarter of FY 2010 the Company purchased 1,276 lots for $66.1 million, and, for the full fiscal year, purchased 6,203 lots for $418.2 million.
•
The Company ended FY 2010 with 195 selling communities, compared to 190 at FY 2010’s third-quarter end and 200 at FYE 2009. The Company expects to end FY 2011 with between 215 and 225 selling communities, compared to its peak of 325 communities at FY 2007’s second-quarter end.

*more*

•
Based on FYE 2010’s backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 2,100 and 2,900 homes in FY 2011. It believes the average delivered price for FY 2011 will be between $540,000 and $565,000 per home, with the a higher average price of delivered homes in the first quarter than in the final three quarters of FY 2011 due to geographic mix.

•
As a result of debt repayments and land purchases, the Company’s outstanding debt is approximately equal to its qualified inventory; therefore, the Company expects to have little or no interest directly expensed in FY 2011, compared to $22.8 million of interest directly expensed in FY 2010.

•
In response to the recent heightened attention to home mortgages, the Company reported that only 25 mortgages out of approximately 13,000 that TBI Mortgage, the Company’s mortgage subsidiary, has originated since FY 2005 have been put back to the Company. The Company has recorded a loss of $3.0 million cumulatively against these loans, of which $0.6 million is still reserved.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury and Agency securities, divided by total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury and Agency securities plus stockholders’ equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by Douglas C. Yearley, Jr. at 2:00 p.m. (EST) today, December 2, 2010, to discuss these results and its outlook for FY 2011. To access the call, enter the Toll Brothers’ website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an on-line replay which will follow and continue through January 31, 2011. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia.
*more*

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was honored to receive the #1 ranking in Fortune Magazine’s 2010 World’s Most Admired Companies Survey among home building companies. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; home deliveries; consumer demand; financial resources and condition; changes in revenues; changes in profitability; changes in margins; selling, general and administrative expenses; availability of tax refunds; average prices for delivered homes; inventory write-downs; effects of home buyer cancellations; growth and expansion, including through land purchases; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; and industry trends.
Such forward-looking information is subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, the Company’s current plans, anticipated actions, and future financial resources, condition and results may differ materially from those expressed in any forward-looking statement.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward- looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31,	October 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,039,060	$1,807,718
Marketable U.S. Treasury and Agency securities	197,867	101,176
Restricted cash	60,906
Inventory	3,241,725	3,183,566
Property, construction and office equipment, net	79,916	70,441
Receivables, prepaid expenses and other assets	97,039	95,774
Mortgage loans receivable	93,644	43,432
Customer deposits held in escrow	21,366	17,653
Investments in and advances to unconsolidated entities	198,442	152,844
Income tax refund recoverable	141,590	161,840

	$5,171,555	$5,634,444

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$94,491	$472,854
Senior notes	1,544,110	1,587,648
Senior subordinated notes	—	47,872
Mortgage company warehouse loan	72,367	27,015
Customer deposits	77,156	88,625
Accounts payable	91,738	79,097
Accrued expenses	570,321	640,221
Income taxes payable	162,359	174,630

Total liabilities	2,612,542	3,117,962

Equity:
Stockholders’ Equity
Common stock	1,664	1,647
Additional paid-in capital	360,006	316,518
Retained earnings	2,194,456	2,197,830
Treasury stock, at cost	(96)	(159)
Accumulated other comprehensive loss	(577)	(2,637)

Total stockholders’ equity	2,555,453	2,513,199
Noncontrolling interest	3,560	3,283

Total equity	2,559,013	2,516,482

	$5,171,555	$5,634,444

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except per share data)
(unaudited)

	Twelve Months Ended		Three Months Ended
	October 31,		October 31,
	2010	2009	2010	2009

Revenues	$1,494,771	$1,755,310	$402,600	$486,585

Cost of revenues	1,383,075	1,951,312	367,152	506,024
Selling, general and administrative expenses	263,224	313,209	69,237	79,275
Interest expense	22,751	7,949	4,163	6,157

	1,669,050	2,272,470	440,552	591,456

Loss from operations	(174,279)	(517,160)	(37,952)	(104,871)
Other:
Income (loss) from unconsolidated entities	23,470	(7,518)	18,653	837
Interest and other	34,830	41,906	10,348	8,924
Expenses related to early retirement of debt	(1,208)	(13,693)	(516)	(11,626)

(Loss) income before income taxes	(117,187)	(496,465)	(9,467)	(106,736)
Income tax (benefit) provision	(113,813)	259,360	(59,946)	4,698

Net (loss) income	$(3,374)	$(755,825)	$50,479	$(111,434)

(Loss) income per share:
Basic	$(0.02)	$(4.68)	$0.30	$(0.68)

Diluted	$(0.02)	$(4.68)	$0.30	$(0.68)

Weighted-average number of shares:
Basic	165,666	161,549	166,269	163,117

Diluted	165,666	161,549	167,777	163,117

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amount in thousands)
(unaudited)

	Twelve Months Ended		Three Months Ended
	October 31,		October 31,
	2010	2009	2010	2009

Impairment charges recognized:
Cost of sales	$115,258	$465,411	$27,038	$85,484
Loss from unconsolidated entities	—	11,300

	$115,258	$476,711	$27,038	$85,484

Depreciation and amortization	$17,206	$23,461	$3,637	$5,450

Interest incurred	$114,975	$118,026	$27,235	$30,499

Interest expense:
Charged to cost of sales	$75,876	$78,661	$20,466	$23,523
Charged to selling, general and administrative expense	22,751	7,949	4,163	6,157
Charged to interest income and other	8,369	10,116	6,583	8,387

	$106,996	$96,726	$31,212	$38,067

Home sites controlled:
Owned	28,891	26,872
Optioned	5,961	5,045

	34,852	31,917

Lots improved	10,457	10,815

*more*

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia
South:	Florida, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	October 31,		October 31,
	Units		$ (Millions)
	2010	2009	2010	2009
HOME BUILDING REVENUES

North	199	293	$102.0	$156.9
Mid-Atlantic	217	232	127.9	128.2
South	145	153	75.3	76.2
West	139	182	97.4	125.3

Total consolidated	700	860	$402.6	$486.6

CONTRACTS

North	183	224	$96.8	$122.1
Mid-Atlantic	184	244	106.3	134.7
South	107	113	57.5	60.3
West	84	184	54.7	113.7

Total consolidated	558	765	$315.3	$430.8

Backlog

North	521	550	$259.3	$283.6
Mid-Atlantic	475	493	284.4	293.6
South	296	282	159.7	148.0
West	202	206	148.7	149.6

Total consolidated	1,494	1,531	$852.1	$874.8

In fiscal 2010, the Company discontinued the sale of homes in West Virginia and Georgia. At October 31, 2010, the Company had no backlog in West Virginia and Georgia.
*more*

	Twelve Months Ended		Twelve Months Ended
	October 31,		October 31,
	Units		$ (Millions)
	2010	2009	2010	2009
HOME BUILDING REVENUES

North	774	983	$407.7	$585.3
Mid-Atlantic	876	862	488.4	492.7
South	498	544	264.3	288.2
West	494	576	334.4	389.1

Total consolidated	2,642	2,965	$1,494.8	$1,755.3

CONTRACTS

North	745	663	$383.4	$306.4
Mid-Atlantic	858	797	479.1	424.0
South	512	472	276.0	231.1
West	490	518	333.5	343.2

Total consolidated	2,605	2,450	$1,472.0	$1,304.7

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-months periods ended October 31, 2010 and 2009 is as follows:

	2010	2009	2010	2009
	Units	Units	$(Mill)	$(Mill)
Three months ended October 31,
Revenues	82	19	$67.9	$11.8
Contracts	63	43	$49.7	$28.1

Twelve months ended October 31,
Revenues	169	71	$131.2	$47.2
Contracts	238	93	$185.7	$56.6

Backlog at October 31,	126	57	$91.2	$36.7
###